Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Kristen Galfetti
kgalfetti@amagpharma.com
(617) 498-3362

AMAG PHARMACEUTICALS, INC. REPORTS FINANCIAL RESULTS
FOR THE QUARTER ENDED JUNE 30, 2007

CAMBRIDGE, MA (July 25, 2007) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited financial results for the quarter and six months ended June 30, 2007.  On May 14, 2007, the Company changed its fiscal year end from September 30 to December 31.  Accordingly, the unaudited financial results contained in this press release reflect the Company’s new fiscal year end and therefore, the year-to-date amounts are for the six-month periods ended June 30, 2007 and 2006.

As of June 30, 2007, the Company’s cash, cash equivalents, short-term and long-term investments totaled $294.6 million.  Revenues for the quarter ended June 30, 2007 were $0.7 million as compared to revenues of $0.9 million for the same period in 2006.  Revenues for the six month period ended June 30, 2007 were $1.7 million and were the same as revenues for the same period in 2006.

Total operating costs and expenses for the quarter ended June 30, 2007 were $10.3 million as compared to $8.2 million for the same period in 2006, an increase of $2.1 million.  The increase in operating costs and expenses was primarily due to increased selling, general and administrative expenses.  Total operating costs and expenses for the six months ended June 30, 2007 were $19.4 million as compared to $14.3 million for the same period in 2006, an increase of $5.1 million. The increase in operating costs and expenses was primarily due to increased expenses associated with the Phase III clinical development program for ferumoxytol as an intravenous (IV) iron replacement therapeutic, as well as increased selling, general and administrative expenses.

The Company reported a net loss of $6.9 million, or $0.46 per basic and diluted share for the quarter ended June 30, 2007, as compared to a net loss of $6.7 million, or $0.57 per basic and diluted share for the same period in 2006.  Net loss for the six months ended June 30, 2007 was $17.1 million, or $1.17 per basic and diluted share, as compared to a net loss of $11.8 million, or $1.07 per basic and diluted share for the same period in 2006.

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Corporate Highlights

Accomplishments realized in the past three months of 2007 include:

•                  Announcement of positive preliminary results from the fourth ferumoxytol Phase III clinical trial of ferumoxytol as an IV iron replacement therapeutic in chronic kidney disease (CKD) patients.   This study was an open-label, multi-center, randomized trial in CKD patients on hemodialysis which demonstrated a statistically significant achievement of all the primary and secondary endpoints.  These results were consistent with previously presented data from three earlier Phase III studies conducted by the Company in CKD patients.

•                  Completion in May of a public offering of 2,500,000 shares of common stock with net proceeds to the Company, after deducting underwriting fees and discounts, of $154.7 million.

•                  Change in the Company’s fiscal year end from September 30 to December 31, and change in the Company’s name to AMAG Pharmaceuticals, Inc.

“We are very pleased with our progress over the past three months.  The announcement of positive results from our fourth and final trial for ferumoxytol, our lead product candidate, this week is a remarkable event for the Company,” commented Brian J.G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “We are pleased with the consistency of the top line data in all of our Phase III trials.  In addition, the completion of our recent equity financing provides us with a solid financial position that will enable us to pursue various therapeutic indications for ferumoxytol and optimize the commercialization of ferumoxytol in CKD.  We are looking forward to providing an update on these opportunities in the second half of this year and are on schedule to file the NDA for ferumoxytol as an IV iron replacement therapeutic in CKD during the fourth calendar quarter of 2007,” concluded Pereira.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 4:30 pm ET to discuss the Company’s second quarter financial results, business highlights and development programs.

An audio webcast of the earnings call will be available through the Investors section of the Company’s website at www.amagpharma.com.  The webcast will also be available as a replay from approximately 7:30 p.m. ET on July 25, 2007, through August 24, 2007.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (706) 902-1303 for international access.  A telephone replay will be available from approximately 7:30 p.m. ET on July 25, 2007 through July 27, 2007.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for both replay numbers is 7202581.

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About AMAG Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Ferumoxytol, the Company’s lead product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in chronic kidney disease patients.  The Company has released data on all four planned Phase III clinical trials of ferumoxytol as an intravenous iron replacement therapeutic in chronic kidney disease patients.  The Company plans to file an NDA for marketing approval of ferumoxytol with the U.S. Food and Drug Administration during the fourth calendar quarter of 2007.

Combidex®, the Company’s other product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with MRI to aid in the differentiation of cancerous from normal lymph nodes.  In March 2005, the Company received an approvable letter from the FDA with respect to Combidex, subject to certain conditions.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements regarding our pursuit of various therapeutic indications for ferumoxytol, our plans to optimize the commercialization of ferumoxytol in CKD, our plan to update the public on these matters in the second half of this year and that we are on track and plan to file an NDA for ferumoxytol with the FDA during the fourth calendar quarter of 2007, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to deficiencies in the design or oversight by us of these trials, the failure of our trials to demonstrate that ferumoxytol is safe and efficacious, inadequate performance by third-party service providers, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) the possibility that we may not be able to obtain the necessary regulatory approvals in order to market and sell ferumoxytol, or we may not obtain such approvals in a timely manner; (3)the fact that we have limited sales and marketing expertise; (4) the possibility that we may not be able to timely or cost-effectively resolve the questions raised by the FDA and satisfy the conditions specified for approval of Combidex, including the provision of additional data or the conduct of additional clinical trials to demonstrate the efficacy of Combidex; (5) uncertainties relating to our patents and proprietary rights; and (6) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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AMAG Pharmaceuticals, Inc.

(unaudited, amounts in thousands, except per share data)

Condensed Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:	$745	$945	$1,658	$1,658

Costs and expenses (1):
Cost of product sales	101	90	258	141
Research and development	5,115	6,252	11,256	10,322
Selling, general and administrative	5,083	1,855	7,874	3,837
Total costs and expenses	10,299	8,197	19,388	14,300

Operating Loss	(9,554)	(7,252)	(17,730)	(12,642)

Interest income	2,619	584	4,592	839
Litigation settlement	—	—	(4,000)	—

Net loss	$(6,935)	$(6,668)	$(17,138)	$(11,803)

Loss per share - basic and diluted:	$(0.46)	$(0.57)	$(1.17)	$(1.07)

Weighted average shares outstanding used to compute loss per share:
Basic and diluted	15,150	11,714	14,658	11,028

(1) Stock-based compensation expenses included in costs and expenses amounted to approximately:
Research and development	$392	$90	$799	$399
Selling, general and administrative	1,861	620	2,988	1,563

Condensed Balance Sheets

	6/30/2007	12/31/2006
Cash, cash equivalents, short-term and long-term investments	$294,559	$156,059
Working capital	$283,105	$149,473
Total assets	$301,834	$162,341
Total stockholders’ equity	$295,293	$152,276

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